Exhibit 1.09

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Announces Purchase of Over 50 Percent of Its Outstanding Convertible Notes,
Below Par Value, With Second Recent Additional Purchase

HONG KONG, ATLANTA, March 24, 2009 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, announced today that, in addition to a purchase from one of its largest holders announced yesterday, an affiliate of the company also entered into a definitive agreement yesterday to purchase the entire holdings of another holder of the company’s 3.75 Percent Senior Exchangeable Convertible Notes Due 2011 (Notes). Under this agreement, the entire holdings of such other holder will be purchased in two installments, one half of which was purchased yesterday and the purchase of the remaining half is expected to be completed within 30 days after the first closing.

With the closing of this additional purchase yesterday, holdings of Notes from eight of 11 separate Note holders have been purchased by CDC Corporation’s affiliate. Additionally, with this closing, the company has successfully completed the purchase of over 50 percent of its outstanding Notes, representing an aggregate of $85 million in face value of the Notes, at an average price below par value.

“We are extremely pleased with this additional purchase, and have now exceeded a threshold of over 50% of the original $168 million Notes outstanding that have been purchased by us,” said Peter Yip, CEO of CDC Corporation. “We believe this milestone will allow us more flexibility and options as we negotiate with the remaining Note holders. By using a combination of our own internal cash, cash generated from operations and refinancing, we have been able to purchase $85 million in face value of our Notes at an average price that is a discount to par value, with no dilution of shareholder equity as a result of these transactions. As we have stated previously, we believe these negotiated purchases of Notes below par value are fair for both parties in light of current overall economic conditions.”

“We continue to remain optimistic about our future, despite the economic headwinds impacting the global economy,” Yip added. “Our core businesses continue to generate cash given the recurring nature of several of our revenue streams combined with the cost reductions we were able to make in 2008 in anticipation of a general slowdown. We plan to resume pursuing strategic and opportunistic acquisitions for expanding our software platform, as well as increasing our marketshare in China for our MMO online games business. We remain confident of our global business which is reinforced by our strong presence in China.”

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expectations regarding the closing of the purchase transaction contemplated by the agreement referenced herein, our expectations of continued discussions or any agreement with one or more of our Note holders to buy their Notes, the valuation of the Notes and the accuracy thereof, the impact of the Notes and the valuation thereof on our financial statements and other potential Note modifications or other options, our beliefs regarding our continued success or progress in our negotiations with Note holders and maintaining or establishing relationships with our Note holders, our beliefs regarding the components and nature of our revenues, our beliefs regarding our future plans and strategies, as well as our future financial condition and prospects, our beliefs regarding the fairness of any purchase or other transaction, our intent to continue to explore alternatives and amicable settlements with respect to the Notes, our expectations about future strategies and plans and our success with them, statements regarding the measurement of fair value of the Notes in the fourth quarter of 2008 and other forward-looking statements we may make. There is no assurance: (i) that the fair value measurement of the Notes now or in the future will not be higher or lower than that stated in this press release; (ii) as to the impact of any adjustment to the carrying amount of the Notes on the Company’s consolidated financial statements for the first quarter or full-year 2009 or periods subsequent thereto; (iii) that any discussions will result in additional definitive agreements with any of the Note holders, individually or collectively; and (iv) that the purchase of Notes as set forth above will be consummated. No prediction as to the Company’s performance of its obligations under the Notes is implied by any of the statements regarding fair value of the Notes in this release. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. No prediction is made as to any other impact, if any, on the assets and liabilities reported in the Company’s financial statements for the year ending December 31, 2008, from applying the guidance of FASB 157. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2007, as originally filed with the SEC on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.